      As filed with the Securities and Exchange Commission on May 15, 2002
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ----------------------
                                 Orthovita, Inc.
            (Exact name of Registrant as specified in its charter)
            Pennsylvania                         23-2694857
  (State or Other Jurisdiction of      (I.R.S. Employer Identification No.)
   Incorporation or Organization)

                        45 Great Valley Parkway
                      Malvern, Pennsylvania 19355
                            (610)640-1775
          (Address, Including Zip Code, and Telephone Number,
   Including Area Code, of Registrant's Principal Executive Offices)
                        ----------------------

                            Antony Koblish
                        Chief Executive Officer
                            Orthovita, Inc.
                        45 Great Valley Parkway
                      Malvern, Pennsylvania 19355
                            (610) 640-1775
  (Name, Address, Including Zip Code, and Telephone Number, Including
                              Area Code,
                         of Agent for Service)
                              Copies to:
                       Stephen Jannetta, Esquire
                      Morgan, Lewis & Bockius LLP
                          1701 Market Street
                      Philadelphia, PA 19103-2921
                            (215) 963-5000

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. []    _________________

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. []        ________________

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

===================================================================================================================================
                                                           Proposed Maximum
            Title of                 Amount To Be        Offering Price Per    Proposed Maximum Aggregate          Amount of
     Shares To Be Registered          Registered               Share                Offering Price             Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
       Common Stock, $0.01         1,721,763 Shares          $1.815/(1)/           $3,124,999.80/(1)/              $287.50
       par value per share
-----------------------------------------------------------------------------------------------------------------------------------

                                -------------------------
       /(1)/ Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the common stock reported on the Nasdaq National Market on May 10, 2002.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

         -----------------------------------------------------------------------
         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.
         -----------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY 15, 2002

                                   PROSPECTUS

                                 Orthovita, Inc.

                        1,721,763 Shares of Common Stock

                         -----------------------------

         Under this prospectus, the selling security holder may offer from time to time up to 1,721,763 shares of our common stock, all of which are issued and outstanding.

         We will not receive any part of the proceeds from the sale of the shares covered by this prospectus. We will bear all expenses relating to registration of the shares.

         The selling security holder has not advised us of any specific plans for the distribution of the shares covered by this prospectus, but it is anticipated that the shares will be sold from time to time in negotiated transactions and in transactions (which may include short sales and block transactions) on Nasdaq at the market price then prevailing, although sales may also be made as described in this prospectus under "Plan of Distribution." The selling security holder and the broker-dealers through whom sale of the shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and commissions or discounts paid to broker-dealers in connection with the sales and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

         The shares offered under this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

         Our common stock trades on the Nasdaq National Market and on the Nasdaq Europe Exchange in Belgium under the symbol VITA. On May 13, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $1.85.

                            -------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------

                   The date of this prospectus is May 15, 2002.

                                TABLE OF CONTENTS

                                                                            Page

ABOUT THIS PROSPECTUS.........................................................1

ABOUT ORTHOVITA, INC..........................................................2

RISK FACTORS..................................................................3

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION.............................16

USE OF PROCEEDS..............................................................17

SELLING SECURITY HOLDER......................................................17

PLAN OF DISTRIBUTION.........................................................18

LEGAL MATTERS................................................................19

EXPERTS......................................................................19

WHERE YOU CAN FIND MORE INFORMATION..........................................20

                              ---------------------

                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in or specifically incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in the jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         Orthovita and the Orthovita logo are our registered trademarks and VITOSS, CORTOSS, RHAKOSS, IMBIBE and ALIQUOT are our trademarks.

         Our principal offices are located at 45 Great Valley Parkway, Malvern, Pennsylvania 19355, and our telephone number is (610) 640-1775.

                              ABOUT ORTHOVITA, INC.

         Orthovita is a Pennsylvania corporation with proprietary technologies applied to the development of biostructures, which are synthetic, biologically active, tissue engineering products for restoration of the human skeleton. Our focus is on developing products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market. We have developed several products to date:

         -     VITOSS(TM)Scaffold Synthetic Cancellous Bone Void Filler;

         -     IMBIBE(TM)Bone Marrow Aspirate Syringe to be used with VITOSS;

         -     CORTOSS(TM) Synthetic Cortical Bone Void Filler; and

         -     ALIQUOT(TM) Microdelivery System to be used with CORTOSS.

In addition, we are developing RHAKOSS(TM) Synthetic Bone Spinal Implants.

         VITOSS has characteristics resembling those of cancellous bone, which is less dense, with a lattice-like or spongy structure that is subject to compressive forces. CORTOSS has characteristics resembling those of cortical bone, which is dense, structural, tubular in shape and subject to bending, load bearing and twisting forces. Both cortical and cancellous bones can be damaged from traumatic injury and degenerative disease, such as osteoporosis, creating a need for both cortical and cancellous synthetic bone substitutes.

         VITOSS is a resorbable, beta-tricalcium phosphate scaffold used as a bone void filler in trauma and spinal procedures. We received regulatory clearance for VITOSS in the U.S. from the United States Food and Drug Administration in December 2000 and the CE Mark in the European Union in July 2000. The CE mark permits us to sell VITOSS in all of the countries of the European Union, as well as in other countries such as Switzerland and Israel that have adopted the European Union's regulatory standards. These regulatory approvals allow us to market VITOSS for use as a cancellous bone void filler for bony voids or gaps of the skeletal system, including the extremities, spine and pelvis. We also received regulatory approval in March 2001 to sell VITOSS for this use in Australia. We launched VITOSS in Europe in October 2000 and in the United States in February 2001. In April 2001, we entered into an agreement with Japan Medical Dynamic Marketing, Inc., an orthopaedic company in Japan, under which Japan Medical Dynamic will initiate clinical studies necessary to apply for regulatory approval to market VITOSS in Japan. These clinical studies in Japan have not yet been initiated.

         In September 2001, we received regulatory clearance in the United States from the FDA to market IMBIBE for use as a bone marrow aspiration syringe. IMBIBE provides spine and trauma surgeons with a simple method for harvesting a patient's own bone marrow, mixing it with VITOSS and delivering the mixture to the bone graft site.

         CORTOSS is a high-strength, bone-bonding, self-setting composite intended for use in the augmentation of screws used in a variety of orthopaedic procedures and in vertebral augmentation. We received the CE Mark for CORTOSS in October 2001 in the European Union and regulatory approval in March 2001 in Australia, which allows us to sell CORTOSS in these territories, as well as in those countries that have adopted the European Union's regulatory standards, for use in screw augmentation procedures. Screw augmentation is a procedure for the fixation of bone screws used in patients with weak bone caused by osteoporosis. We initiated a limited launch of CORTOSS in Europe in December 2001. In addition, we are conducting post-marketing human clinical studies in Europe for the use of CORTOSS in hip compression screw augmentation. We are also pursuing clinical studies of CORTOSS in Europe in order to seek approval for the use of CORTOSS in vertebral augmentation, which is a procedure for repairing fractured vertebrae. During 2001, we received conditional approval from the FDA to conduct a pilot clinical study in the United States for the use of CORTOSS in vertebral augmentation. During 2002, we received approval from the FDA to conduct a pivotal clinical study in the United States for the use of CORTOSS in long bone screw augmentation. There can be no assurance that the data from any such clinical trials will support FDA clearance or approval to market this product for these uses.

         Our ALIQUOT Microdelivery System facilitates effective delivery of our CORTOSS product directly to the surgical site. A two-part system of catheter and dispenser is designed to assure effective delivery of CORTOSS in screw augmentation procedures.

         RHAKOSS is under development as a high-strength, bone-bonding preformed composite. RHAKOSS is designed to mimic the strength and flexibility characteristics of bone, as well as its radiopacity, which means its degree of transparency to x-rays and other radiation. RHAKOSS can be manufactured into any size or shape to optimize anatomic fit. RHAKOSS is being designed to address the needs of the vertebral interbody fusion and spinal reconstruction markets. We initiated human clinical studies for our RHAKOSS spinal implants during April 2002 in Europe. There can be no assurances that the data from any such clinical trials will result in obtaining the CE Mark necessary to sell RHAKOSS in the European Union.

         We have assembled a network of independent stocking distributors in Europe, Australia and Israel and commissioned sales agencies in the U.S. in order to market VITOSS, and we are utilizing this network for CORTOSS in Europe, Australia and Israel. If Japan Medical Dynamic Marketing is successful in obtaining clearance to market VITOSS, it will distribute, sell and market VITOSS in Japan. We plan to seek a similar arrangement for CORTOSS.

         We incorporated in Pennsylvania in 1992. Our principal offices are located at 45 Great Valley Parkway, Malvern, Pennsylvania 19355, and our telephone number is (610) 640-1775.

                                  RISK FACTORS

         An investment in the shares of common stock offered by this prospectus involves a high degree of risk. You should carefully consider the information set forth below before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose some or all of your investment.

We are dependent on the commercial success of CORTOSS and VITOSS.

     We are highly dependent on successfully selling our products which have received regulatory approval. To date, we have received regulatory approval to market VITOSS and CORTOSS for specified uses in the European Union, Australia and countries adhering to the regulatory standards of the European Union. We have also received regulatory clearance to market VITOSS in the United States. We expect approvals for our products under development, if obtained at all, to take several years. For these reasons, we are dependent upon VITOSS and CORTOSS in their respective approved markets to generate sufficient revenues.

We may be unable to increase sales of our approved products.

     Because our products have only been recently approved and the markets for our products are evolving, we cannot accurately predict either the future growth rate of product sales, if any, or the ultimate size of these markets. We have generated minimal revenues from product sales into the orthopaedic spine and trauma markets since we launched VITOSS and CORTOSS, our first orthopaedic products to be approved. Certain factors which may limit our ability to increase sales include:

     - our dependence on the efforts of independent agents and distributors to promote the use of our products, over which we have limited control;
     - our dependence on the continued publication of independent pre-clinical and clinical data to support the use of our products;
     - our need to train a sufficient number of surgeons to create demand for our products; and
     - the need for payors to authorize insurance reimbursement for procedures using our products.

     Market acceptance of our products will largely depend on our ability to demonstrate their relative safety, efficacy, cost-effectiveness and ease of use. Surgeons will not use our products unless they determine, based on experience, clinical data and recommendations from prominent surgeons and mentors, that our products are safe and effective. Our products are based on new technologies that have not been previously used and must compete with more established treatments currently accepted as the standards of care. The attributes of some of our products may require some changes in surgical techniques that have become standard within the medical community, and there may be resistance to change. Therefore, for these products, we must be able to convince surgeons who currently favor existing techniques to switch to new procedures that would use our products. Many surgeons will not purchase our products until there is sufficient, long-term clinical evidence to convince them to alter their existing treatment methods. We believe our initial product sales have been made to a group of early adopting surgeons. In addition, surgeons may be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third party reimbursement for our products.

     Any failure to gain market acceptance of our products could result in lower sales and profits.

We may not be able to operate an effective sales and distribution network.

     We have assembled a network of independent stocking distributors in Europe, Australia and Israel and commissioned sales agencies in the U.S. in order to market VITOSS, and we are utilizing this network for CORTOSS in Europe, Australia and Israel. We also intend to distribute VITOSS and CORTOSS through a third party strategic alliance in Japan if they are approved there. Any failure to maintain and manage our distribution network will impair our ability to generate sales and become profitable.

     We are dependent upon these distributors and agencies for the sale of our products. There can be no assurance that the distributors and agencies will perform their obligations in their respective territories as expected, or that we will continue to derive any revenue from these arrangements. We cannot assure that our interests will continue to coincide with those of our distributors and agencies. In addition, we cannot assure that they will not develop independently, or with alternative companies, other products that could compete with our products.

     The independent U.S. agencies selling VITOSS generally sell products from other orthopaedic companies. A single agency may sell not only VITOSS to end user hospitals, but metal plates, metal screws and titanium spinal cages as well. Should any of these other orthopaedic companies add a bone graft material to their product line, our independent agencies could decide to stop carrying VITOSS and terminate their arrangement with us. Our sales could be adversely affected if one or more of our successful agencies eliminated VITOSS from their product line and terminated their agency arrangement with us.

     In addition, our ability to penetrate the markets that we intend to serve is highly dependent upon the quality and breadth of the other product lines carried by our distribution network, the components of which may change from time to time, and over which we have little or no control. The complete product line represented by the distributors and agencies, including our products, is an important factor in the distributors' or agencies' ability to penetrate the market.

We may not train a sufficient number of surgeons to create demand for our products.

     It is critical to the commercial success of our products that our independent distributors and agents succeed in training a sufficient number of surgeons and in providing them adequate instruction in the use of our products. This training requires a commitment of time and money by surgeons, which they may be unwilling to give. Even if surgeons are willing, if they are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could damage our business and reduce product sales.

If health care providers cannot obtain third-party reimbursement for procedures using our products, or if such reimbursement is inadequate, we may never become profitable.

     Successful sales of our products in the United States and other markets will depend on the availability of adequate reimbursement from third-party payors. In the United States, healthcare providers, such as hospitals and surgeons that purchase medical devices for treatment of their patients, generally rely on third-party payors to reimburse all or part of the costs and fees associated with the procedures performed with these devices. Both public and private insurance reimbursement plans are central to new product acceptance. The Centers for Medicare and Medicaid Services (formerly, the Health Care Financing Administration) administer the policies and guidelines for coverage and reimbursement of health care providers treating Medicare beneficiaries in the United States through local fiscal intermediaries and carriers. Medicaid, designed to pay providers for care given to medically needy persons, is dually funded by federal and state appropriations and is administered by each state in the United States. If a procedure or service is deemed "medically necessary" under applicable Medicare or Medicaid rules, providers may be reimbursed under Medicare or Medicaid for the procedure or service. The United States Medicare inpatient reimbursement system is a prospective reimbursement system whereby rates are set in advance, fixed for a specific fiscal period, constitute full institutional payment for the designated health service and generally do not vary with hospital treatment costs. Medicare also reimburses outpatient services based on a predetermined fee schedule. Similarly, some states reimburse certain healthcare providers for inpatient services under their Medicaid programs by using prospective rates for diagnosis-related groups of illnesses. Therefore, healthcare providers may refuse to use our products if reimbursement is inadequate. Inadequate reimbursement by private insurance companies and government programs could significantly reduce usage of our products.

     In addition, an increasing emphasis on managed care in the U.S. has placed, and we believe will continue to place, greater pressure on medical device pricing. Such pressures could have a material adverse effect on our ability to sell our products. Failure by hospitals and other users of our products to obtain coverage or reimbursement from third-party payors or changes in governmental and private third-party payors' policies toward reimbursement for procedures employing our products would reduce demand for our products.

     Member countries of the European Union operate various combinations of centrally financed health care systems and private health insurance systems. The relative importance of government and private systems varies from country to country. The choice of devices is subject to constraints imposed by the availability of funds within the purchasing institution. Medical devices are most commonly sold to hospitals or health care facilities at a price set by negotiation between the buyer and the seller. A contract to purchase products may result from an individual initiative or as a result of a competitive bidding process. In either case, the purchaser pays the supplier, and payment terms vary widely throughout the EU. Failure to obtain favorable negotiated prices with hospitals or health care facilities could adversely affect sales of our products.

     In Japan, at the end of the regulatory approval process, the Japanese Ministry of Health, Labor and Welfare makes a determination of the reimbursement level of the product. The Ministry of Health, Labor and Welfare can set the reimbursement level for our products at its discretion. We may not be able to obtain regulatory approval in Japan or, if such approval is granted, we may not obtain a favorable per unit reimbursement level.

If we are unable to raise additional capital in the future, our product development will be limited and our long term viability may be threatened; if we raise additional capital, your percentage ownership as a shareholder of Orthovita will decrease and constraints could be placed on the operation of our business.

     We have experienced negative operating cash flows since our inception and have funded our operations primarily from proceeds received from sales of our common stock. We do not expect sales to generate cash flow in excess of operating expenses for at least the next several years, if at all. We expect to continue to use cash, cash equivalents and short-term investments to fund operating and investing activities. We believe that our existing cash of approximately $8.9 million as of March 31, 2002 will be sufficient to meet our currently estimated operating and investing requirements into early 2003; however, if we do not raise additional cash prior to September 30, 2002, we may be required to curtail or limit certain marketing support and research and development activities in order to remain compliant with our financial covenants under a revenue sharing arrangement with Paul Capital Royalty Acquisition Fund, L.P. The curtailment of certain activities would delay development of certain of our products. We will need to raise additional funds by the fourth quarter of 2002 to meet the Nasdaq National Market's continuing listing requirements if the per share bid price of our common stock remains below $3.00. We may seek to obtain additional funds through equity or debt financings, or strategic alliances with third parties, either alone or in combination with equity. These financings could result in substantial dilution to the holders of our common stock or require debt service and/or royalty payment arrangements. Any such required financing may not be available in amounts or on terms acceptable to us. Factors that may cause our future capital requirements to be greater than anticipated include:

     -   unforeseen developments during our pre-clinical and clinical trials;
     -   timing of receipt of required regulatory approvals;
     - unanticipated expenditures in research and development or manufacturing activities;
     -   delayed market acceptance of our products;
     - unanticipated expenditures in the acquisition and defense of intellectual property rights; or
     - the failure to develop strategic alliances for the marketing of some of our products.

     In addition, although we have no present commitments or understandings to do so, we may seek to expand our operations and product line through acquisitions or joint ventures. Any such acquisitions or joint ventures may increase our capital requirements.

     If adequate financing is not available, we may be required to delay, scale back or eliminate certain operations. In the worst case, our long term viability would be threatened.

If we fail to obtain and maintain the regulatory approvals necessary to sell our products, sales could be delayed or never realized.

     The jurisdictions in which we will seek to market our products will regulate these products as medical devices. In most circumstances, we and our distributors and agents must obtain regulatory approvals and otherwise comply with extensive regulations regarding safety, quality and efficacy standards. These regulations vary from country to country, and the regulatory review can be lengthy, expensive and uncertain. We may not obtain or maintain the regulatory approvals necessary to market our products in our targeted markets. Moreover, regulatory approvals that are obtained may involve significant restrictions on the anatomic sites and types of procedures for which our products can be used. In addition, we may be required to incur significant costs in obtaining or maintaining our regulatory approvals. If we do not obtain or maintain regulatory approvals to enable us to market our products in the U.S. or elsewhere, or if the approvals are subject to significant restrictions, we may never generate significant revenues. The regulatory requirements in some of the jurisdictions where we currently market or intend to market our products are outlined below.

     United States

     Regulation by FDA. The FDA regulates the clinical testing, manufacturing, labeling, sale, distribution and promotion of medical devices. All of our products are considered medical devices by the FDA. Before we may market our products in the U.S., we generally must obtain from the FDA either market clearance through a Section 510(k) premarket notification or premarket approval through a premarket approval application. The amount of time and expenses associated with obtaining a clearance under the Section 510(k) notification process is usually less than that under the premarket approval application process. In December 2000, we received notice that the FDA granted Section 510(k) marketing clearance for VITOSS. The FDA granted
     Section 510(k) marketing clearance for IMBIBE in September 2001.

     If clinical trials of a device are required in connection with either a 510(k) notification or a premarket approval application and the device presents a "significant risk," the sponsor of the trial must file an investigational device exemption prior to commencing clinical trials. We filed an investigational device exemption with the FDA in the United States to conduct clinical trials for use of CORTOSS in screw augmentation and in vertebral augmentation. During 2001, we received conditional approval from the FDA to conduct a pilot clinical study in the United States for the use of CORTOSS in vertebral augmentation. In addition, during 2002, we received approval from the FDA to conduct a pivotal clinical study in the United States for the use of CORTOSS in long bone screw augmentation. There can be no assurance that the data from any such clinical trials will support FDA clearance or approval to market this product for these uses.

     We are currently manufacturing VITOSS and CORTOSS in the United States and distributing VITOSS in the United States, Europe, Australia and Israel, and distributing CORTOSS in Europe and Australia. We are manufacturing IMBIBE and ALIQUOT through outside third-party contract manufacturers. VITOSS, as well as any other products that we manufacture or distribute following the approval thereof by the FDA, will be subject to extensive regulation by the FDA. If safety or efficacy problems occur after the product reaches the market, the FDA may impose severe limitations on the use of any approved or cleared product. Moreover, modifications to the approved or cleared product may require the submission of a new premarket approval application or a premarket approval application supplement, or a new 510(k) notification. We may not be successful in obtaining the approval or clearance of any new premarket approval applications, necessary premarket approval application supplements, or new 510(k) notifications in a timely manner, if at all. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution.

     European Union and Other International Markets

     General. International sales of medical devices are subject to the regulatory requirements of each country in which the products are sold. Accordingly, the introduction of our products in markets outside the U.S. will be subject to regulatory clearances in those jurisdictions. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. The approval by foreign government authorities is unpredictable and uncertain, and can be expensive. Our ability to market our products could be substantially limited due to delays in receipt of, or failure to receive, the necessary approvals or clearances.

     Requirement of CE marking in the European Union. To market a product in the European Union, we must be entitled to affix a CE marking, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. A CE marking allows us to market a product in all of the countries of the European Union, as well as in other countries, such as Switzerland and Israel, that have adopted the European Union's regulatory standards. To date, we have received a CE marking for the use of VITOSS as a bone void filler and for the use of CORTOSS in screw augmentation. Additionally, we are completing clinical trials with CORTOSS for vertebral augmentation, and recently initiated clinical trials for our RHAKOSS spinal implants. There can be no assurance that we will receive CE markings for CORTOSS for any other indications for use, or that we will receive CE markings for RHAKOSS or any of our other products.

     Requirement of approval in Japan. In order to market our products in Japan, we must obtain the approval of the Japanese Ministry of Health, Labor and Welfare. We will need to conduct clinical trials for VITOSS and CORTOSS in Japan to obtain approval there for those two products. Accordingly, we entered into a third party strategic alliance to conduct clinical trials, obtain the necessary regulatory approvals and market our VITOSS product in Japan. There can be no assurance that we will ultimately obtain the approvals necessary to market our products in Japan. While we intend to seek a similar strategic alliance for CORTOSS in Japan, we cannot assure that we will succeed in achieving such an alliance.

If we do not manage commercial scale manufacturing capability and capacity for our products, our product sales may suffer.

     We have completed construction of our VITOSS and CORTOSS manufacturing facilities and have successfully produced commercial product. Our VITOSS and CORTOSS manufacturing facilities are certified as meeting the requirements of ISO 9001 and European Norm 46001 for the period July 1, 2000 through July 1, 2003, and are subject to inspection by the FDA for compliance with FDA device manufacture requirements. We are manufacturing IMBIBE and ALIQUOT through outside third party contract manufacturers. In order to commercialize CORTOSS in the United States, its manufacturing facility is subject to inspection by the FDA.

     Our product sales depend upon, among other things, our ability to manufacture our products in commercial quantities, in compliance with regulatory requirements and in a cost-effective manner. The manufacture of our products is subject to regulation and periodic inspection by various regulatory bodies for compliance with quality standards. There can be no assurance that the regulatory authorities will not, during the course of an inspection of existing or new facilities, identify what they consider to be deficiencies in meeting the applicable standards and request or seek remedial action.

     Failure to comply with such regulations or a delay in attaining compliance may result in:

     -   warning letters;
     -   injunctions suspending our manufacture of products;
     -   civil and criminal penalties;
     - refusal to grant premarket approvals, CE marks or clearances to products that are subject to future or pending submissions;
     -   product recalls or seizures of products; and
     -   total or partial suspensions of production.

     Our ability to manufacture VITOSS and CORTOSS is dependent on a limited number of specialty suppliers of certain raw materials. The failure of a supplier to continue to provide us with these materials at a price or quality acceptable to us, or at all, would have a material adverse effect on our ability to manufacture these products. Moreover, our failure to maintain strategic reserve supplies of each significant single-sourced material used to manufacture VITOSS, CORTOSS and certain products that we may develop in the future may result in a breach of our material financing agreements. Although we believe that we maintain good relationships with our suppliers, there can be no guarantee that such supplies and services will continue to be available with respect to our current and future commercialized products.

It may be difficult to operate in international markets.

     We operate in international markets and a number of risks are inherent in international operations. For example, international sales and operations may be limited or disrupted by the imposition of governmental controls, difficulties in managing international operations, and fluctuations in foreign currency exchange rates. The international nature of our business subjects us and our representatives, agents and distributors to the laws and regulations of the jurisdictions in which they operate, and in which our products are sold.

If losses continue in the long term, it could limit our growth in the orthopaedic industry and slow our generation of revenues.

     To date, we have not been profitable. We have incurred substantial operating losses since our inception and, at March 31, 2002, had an accumulated deficit of approximately $64.9 million. These losses have resulted principally from:

     -   the development and patenting of our technologies;
     -   pre-clinical and clinical studies;
     -   preparation of submissions to the FDA and foreign regulatory bodies;
     -   the development of manufacturing, sales and marketing capabilities; and
     - unforeseen competitor developments which adversely affect our distribution channels.

     We expect to continue to incur significant operating losses in the future as we continue our product development efforts, expand our marketing and sales activities and further develop our manufacturing capabilities. We may not ever successfully commercialize our products in development. We may never be able to achieve or maintain profitability in the future and our products may never be commercially accepted or generate sufficient revenues.

If we fail to meet our obligations under a revenue sharing agreement with the selling security holder, we may be required to repurchase from the selling security holder its right to receive revenues on certain of our product sales, and the selling security holder could foreclose on certain assets that are essential to our operations.

     During October 2001, we completed a $10,000,000 product development and equity financing with Paul Capital Royalty Acquisition Fund, L.P., the selling security holder named in this prospectus. In this financing, we sold Paul Royalty a revenue interest and shares of our common stock. Under the revenue interest arrangement, we are required to pay Paul Royalty 3.5% on the first $100,000,000 of annual sales plus 1.75% of annual sales in excess of $100,000,000 of certain of our products, including VITOSS, CORTOSS and RHAKOSS, in North America and Europe through 2016, subject to certain adjustments. This royalty percentage can increase if we fail to meet contractually specified levels of annual net sales of products for which Paul Royalty is entitled to receive its revenue interest. Our obligation to pay the revenue interest is secured by our licenses, patents and trademarks relating to certain of our products, including VITOSS, CORTOSS and RHAKOSS, in North America and

     Europe, and the 12% royalty interest we pay to Vita Licensing, Inc., our wholly-owned subsidiary, on the sales of our products (collectively, the "Pledged Assets"). We are also required to maintain:

     - cash and cash equivalent balances equal to or greater than the product of (i) 1.5 and (ii) total operating losses, net of non-cash charges, for the preceding fiscal quarter; and
     - total shareholders' equity of at least $8,664,374; provided, however, that under the provisions of the agreement with Paul Royalty, when calculating shareholders' equity for the purposes of the financial covenants, the revenue interest obligation is included in shareholders' equity.

     As of March 31, 2002, we were in compliance with all financial covenants. However, if we fail to maintain such balances and shareholders' equity, Paul Royalty can demand that we repurchase its revenue interest.

     In addition to the failure to comply with the financial covenants described above, the occurrence of certain events, including those set forth below, triggers Paul Royalty's right to require us to repurchase its revenue interest:

     - a judicial decision that has a material adverse effect on our business, operations, assets or financial condition;
     - the acceleration of our obligations or the exercise of default remedies by a secured lender under certain debt instruments;
     - a voluntary or involuntary bankruptcy that involves us or our wholly owned subsidiary, Vita Special Purpose Corp.;
     -   our insolvency;
     - a change in control of our company; and - the breach of a representation, warranty or certification made by us in the agreements with Paul Royalty that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on our business, operations, assets or financial condition, and such breach is not cured within 30 days after notice thereof from Paul Royalty.

     We may not have sufficient cash funds to repurchase the revenue interest upon a repurchase event. The exact amount of the repurchase price is dependent upon certain factors, including when the repurchase event occurs. The repurchase price targets an internal rate of return for Paul Royalty's $10,000,000 investment of up to 45% net of revenue interest amounts paid by us to Paul Royalty during the term of the revenue sharing agreement. If we were unable to repurchase the revenue interest upon a repurchase event, Paul Royalty could foreclose on the Pledged Assets, and we could be forced into bankruptcy. Paul Royalty could also foreclose on the Pledged Assets if we are insolvent or are involved in a voluntary or involuntary bankruptcy proceeding. No repurchase events or foreclosures have occurred as of May 8, 2002. If a repurchase event had been triggered and Paul Royalty exercised its right to require us to repurchase Paul Royalty's revenue interest as of March 31, 2002, we would have owed Paul Royalty approximately $8,595,679.

Our results of operations may fluctuate due to factors out of our control.

     VITOSS, IMBIBE and CORTOSS are currently our only products which have received regulatory approvals for sale. VITOSS is cleared for sale under a CE Mark in the European Union and under a 510(k) marketing clearance in the United States. IMBIBE is cleared for sale under a 510(k) in the United States. CORTOSS is cleared for sale under a CE Mark in the European Union. We began selling VITOSS in Europe in the fourth quarter of 2000 and began selling VITOSS in the U.S. late in the first quarter of 2001. Orthovita began sales of CORTOSS in Europe and IMBIBE in the United States at the end of 2001. Future levels of CORTOSS and IMBIBE product sales are difficult to predict. VITOSS product sales are difficult to predict at this early stage of the product launch process and VITOSS sales to-date may not be indicative of future sales levels. VITOSS and CORTOSS sales levels in Europe may fluctuate due to the timing of any distributor stocking orders and VITOSS and IMBIBE sales levels may fluctuate in the U.S. due to the timing of orders from hospitals. Our results of operations may fluctuate significantly in the future as a result of a number of factors, many of which are outside of our control. These factors include, but are not limited to:

     -   the timing of governmental approvals for our products;
     - unanticipated events associated with clinical and pre-clinical trials of our products;
     -   the medical community's acceptance of our products;
     - the timing in obtaining adequate third party reimbursement of our products;
     -   the success of products competitive with ours;
     -   our ability to enter into strategic alliances with other companies;
     - expenses associated with development and protection of intellectual property matters;
     -   establishment of commercial scale manufacturing capabilities;
     -   world events affecting logistics and elective surgery trends;
     -   the timing of expenses related to commercialization of new products;
         and
     - competitive disruptions to our distribution channels from business development arrangements.

     The results of our operations may fluctuate significantly from quarter to quarter and may not meet expectations of securities analysts and investors. This may cause our stock price to be volatile.

Our business will be damaged if we are unable to protect our proprietary rights to the technologies used in our products, and we may be subject to intellectual property infringement claims by others.

     We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, nondisclosure and confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these measures afford only limited protection and may not adequately protect our rights. For example, our patents may be challenged, invalidated or circumvented by third parties. As of May 8, 2002, we own or control four issued U.S. patents, three allowed patents and nine pending patent applications in the United States, and several counterparts of certain of these patents and pending patent applications in Europe, Canada, Mexico and Japan. There can be no assurance that patents will issue from any of the pending patent applications. Since patent applications filed prior to December 2000 in the United States are maintained in secrecy until issued and patent applications filed in the United States after November 2000 are maintained in secrecy for 18 months, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, we cannot be certain that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications for the relevant inventions. If we do receive a patent, it may not be broad enough to protect our proprietary position in the technology or to be commercially useful to us. In addition, if we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Finally, even if our intellectual property rights are adequately protected, litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and result in a diversion of management attention. If our intellectual property is not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and compete more directly with us, which could damage our business.

     In addition, to determine the priority of inventions, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or in opposition, nullity or other proceedings before foreign agencies with respect to any of our existing patents or patent applications or any future patents or applications, which could result in substantial cost to us. Further, we may have to participate at substantial cost in International Trade Commission proceedings to abate importation of goods that would compete unfairly with our products.

     In addition to the risk of failing to adequately protect our proprietary rights, there is a risk that we may become subject to a claim that we infringe upon the proprietary rights of others. Although we do not believe that we are infringing the rights of others, third parties may claim that we are doing so. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our products infringe. There is a substantial amount of litigation over patent and other intellectual property rights in the medical device industry generally, and in the spinal market segments particularly. If the holder of patents brought an infringement action against us, the cost of litigating the claim could be substantial and divert management attention. In addition, if a court determined that one of our products infringed a patent, we could be prevented from selling that product unless we could obtain a license from the owner of the patent. A license may not be available on terms acceptable to us, if at all. Modification of our products or development of new products to avoid infringement may require us to conduct additional clinical trials for these new or modified products and to revise our filings with the FDA, which is time consuming and expensive. If we were not successful in obtaining a license or redesigning our product, our business could suffer.

     Enforceability of Patents. Under Title 35 of the United States Code as amended by the General Agreement on Tariffs and Trade implementing the Uruguay Round Agreement Act of 1994, ("Title 35"), patents that issue from patent applications filed prior to June 8, 1995 will enjoy a 17-year period of enforceability as measured from the date of patent issue, or a 20-year period of enforceability as measured from the earliest effective date of filing, whichever is longer. Patents that issue from applications filed on or after June 8, 1995 will enjoy a 20-year period of enforceability as measured from the date the patent application was filed or the first claimed priority date, whichever is earlier. Patents that issue from applications filed on or after June 8, 1995 may be extended under the term extension provisions of Title 35 for a period of up to five years to compensate for any period of enforceability lost due to interference proceedings, government secrecy orders or successful appeals to the Board of Patent Appeals and Interferences or the Federal courts. Under the Drug Price Competition and Patent Term Restoration Act of 1984, including amendments implemented under Title 35, the period of enforceability of the first patent for a product or use may be extended for up to five years to compensate the patent holder for the time required for FDA regulatory review of the product. Any extension under the Patent Term Restoration Act and any extension under Title 35 are cumulative. We may not be able to take advantage of all of the patent term extension provisions of these laws, and these extensions may not adequately restore the time lost to the FDA approval process. If the current law is changed to shorten the duration of patent protection, our ability to protect our proprietary information and sustain the commercial viability of our products will decrease. The possibility of shorter terms of patent protection, combined with the lengthy FDA review process and possibility of extensive delays in such process, could effectively reduce the term during which a marketed product could be protected by patents.

     FBFC Patent Challenge. In July 1992, we obtained a license from FBFC International, a Belgian company, that allowed us to manufacture and sell our BIOGRAN dental grafting products. We sold the rights to sell the BIOGRAN product line in March 2000 to Implant Innovations, Inc., or 3i. In July 1994, U.S. Biomaterials Corporation filed with the U.S. Patent and Trademark Office a Request for Reexamination of a patent held by FBFC for BIOGRAN, of which we were the exclusive licensee. FBFC filed a response in this proceeding, establishing that the claims of the FBFC patent were properly allowed. As a result, a Certificate of Reexamination was issued by the U.S. Patent and Trademark Office confirming the patentability of all claims of the FBFC patent without amendment. However, U.S. Biomaterials Corporation also instituted a nullification proceeding against the European counterpart to FBFC's U.S. patent. The opposition division of the European Patent Office tentatively decided in FBFC's favor, but the matter is still proceeding under an appeal. In connection with the BIOGRAN sale to 3i, 3i assumed control of this matter and we agreed to reimburse 3i for the associated legal costs and to provide a limited indemnity with respect to the matter. We do not believe there are any material liabilities with respect to the indemnification for this matter.

We may lack the financial resources needed to respond to technological changes and other actions by competitors, obtain regulatory approvals for our products and efficiently market our products.

     Extensive research efforts and rapid technological change characterize the market for products in the orthopaedic market. We anticipate that we will face intense competition from medical device, medical products and pharmaceutical companies. Our products could be rendered noncompetitive or obsolete by competitors' technological advances. We may be unable to respond to technological advances through the development and introduction of new products. Moreover, many of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than us. These competitors may be in the process of seeking FDA or other regulatory approvals, or patent protection, for their respective products. Our competitors could, therefore, commercialize competing products in advance of our products. They may also enjoy substantial advantages over us in terms of:

     -   research and development expertise;
     -   experience in conducting clinical trials;
     -   experience in regulatory matters;
     -   manufacturing efficiency;
     -   name recognition;
     -   sales and marketing expertise;
     -   established distribution channels; and
     -   established relationships with health care providers and payors.

     As a result of the above, our plans for market acceptance of our products may be adversely impacted.

We may acquire technologies or companies in the future, and these acquisitions could result in dilution to our shareholders and disruption of our business.

     Entering into an acquisition could divert management attention. We also could fail to assimilate the acquired company, which could lead to higher operating expenses. Finally, our shareholders could be diluted if we issue shares of our stock to acquire another company or technology.

This offering will further increase the number of shares of our common stock that may be sold into the market. This offering could cause the market price of our common stock to drop significantly, even if our business is doing well.

     Sales of substantial amounts of common stock in the public market as a result of this offering could reduce the market price of our common stock and make it more difficult to sell equity securities in the future. The 1,721,763 shares covered by this prospectus may be resold into the public market.

     The number of shares covered by this prospectus represents approximately 8.6% of the total number of our shares of common stock that are issued and outstanding. Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels.

Provisions of Pennsylvania law or our Articles of Incorporation may deter a third party from seeking to obtain control of us or may affect your rights as a common stock holder.

     Certain provisions of Pennsylvania law could make it more difficult for a third party to acquire us, or could discourage a third party from attempting to acquire us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, our Articles of Incorporation enable our board of directors to issue shares of preferred stock having rights, privileges and preferences as are determined by the board of directors. This provision may discourage, delay or prevent a merger or acquisition that a shareholder may consider favorable. The rights of the holders of any preferred stock that may be issued in the future may adversely affect your rights as a holder of common stock.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval, including takeover attempts.

     Our executive officers and directors, and their respective affiliates, own as of May 8, 2002 approximately 17% of our outstanding common stock. Accordingly, these shareholders may, as a practical matter, be able to exert significant influence over matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control.

We do not intend to pay any cash dividends.

     We have never declared nor paid dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not intend to pay any cash dividends in the foreseeable future.

Our stock price may be volatile.

     Our stock price, like that of many early stage medical technology companies, may be volatile. In general, equity markets, including Nasdaq, have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies or existing economic conditions. These broad market fluctuations may adversely affect the market price of our common stock. The following factors could also cause our stock price to be volatile or decrease:

     -   fluctuations in our results of operations;
     - under-performance in relation to analysts' estimates or financial guidance provided by us;
     - changes in the financial guidance we provide to the investment community;
     -   changes in stock market analyst recommendations regarding our stock;
     - announcements of technological innovations or new products by us or our competitors;
     -   issues in establishing commercial scale manufacturing capabilities;
     -   unanticipated events associated with clinical and pre-clinical trials;
     - FDA and international regulatory actions regarding us or our competitors;
     - determinations by governments and insurance companies regarding reimbursement for medical procedures using our or our competitors' products;
     -   the medical community's acceptance of our products;
     -   product sales growth rates;
     - disruptions to our distribution channels as a result of competitive market changes;
     -   product recalls;
     -   developments with respect to patents or proprietary rights;
     - public concern as to the safety of products developed by us or by others;
     -   changes in health care policy in the United States and internationally;
     -   acquisitions or strategic alliances by us or our competitors;
     - business conditions affecting other medical device companies or the medical device industry generally; and
     - general market conditions, particularly for companies with small market capitalizations.

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

If our shares are delisted from the Nasdaq National Market, it may be difficult to sell your investment in our company.

     From June 1998 until August 1, 2000, our common stock traded exclusively on the Nasdaq Europe Exchange (formerly known as EASDAQ). Since August 1, 2000, our common stock has traded on both the Nasdaq Europe Exchange and the Nasdaq National Market. The trading volume of our common stock is, and may continue to be, limited. To continue to be listed on the Nasdaq National Market, we must continue to meet, with certain exceptions, one of two separate continued listing standards with specified maintenance criteria, including:

     -   specified levels for total assets;
     -   market value of the public float;
     -   a minimum bid price per share; and
     -   total market capitalization.

     In addition, there are amendments to the Nasdaq marketplace rules scheduled to take effect on November 1, 2002 that will replace the net tangible assets standard with an equity standard. These amendments may require us to raise more capital than what is necessary to fund our operations if the per share bid price of our common stock remains below $3.00. The additional capital may be not be available on satisfactory terms, if at all. Any additional equity capital raised could result in substantial dilution to our shareholders.

     We believe that we currently satisfy the requisite Nasdaq National Market listing requirements. However, if the minimum bid price of our common stock fell below $1.00, we could face delisting from the Nasdaq National Market. Should we fail to meet the Nasdaq listing requirements in the future, our stock could then list on the Nasdaq SmallCap Market or the over-the-counter exchange, which would further limit the trading volume and liquidity of our stock and adversely impact the stock price.

If we are sued in a product liability action, we could be forced to pay substantial damages and the attention of our management team may be diverted from operating our business.

     We manufacture medical devices that are used on patients in surgery, and we may be subject to a product liability lawsuit. In particular, the market for spine products has a history of product liability litigation. Under certain of our agreements with our distributors and sales agencies, we indemnify the distributor or sales agency from product liability claims. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, we would have to pay any amount awarded by a court in excess of policy limits. We maintain product liability insurance in the annual aggregate amount of up to $10 million, although our insurance policies have various exclusions. Thus, we may be subject to a product liability claim for which we have no insurance coverage, in which case we may have to pay the entire amount of any award. Even in the absence of a claim, our insurance rates may rise in the future to a point where we may decide not to carry this insurance. A meritless or unsuccessful product liability claim would be time-consuming and expensive to defend and could result in the diversion of management's attention from our core business. A successful product liability claim or series of claims brought against us in excess of our coverage could have a material adverse effect on our business, financial condition and results of operations.

Our business could suffer if we cannot attract and retain the services of key employees.

     We depend substantially upon the continued service and performance of our existing executive officers. We rely on key personnel in formulating and implementing our product research, development and commercialization strategies. Our success will depend in large part on our ability to attract and retain highly skilled employees. We compete for such personnel with other companies, academic institutions, government entities and other organizations. We may not be successful in hiring or retaining qualified personnel. If one or more of our key employees resigns, the loss of that employee could harm our business. If we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

         Various statements made in this prospectus under the captions "About Orthovita" and "Risk Factors," and made elsewhere in this prospectus are forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. This prospectus includes, without limitation, forward-looking information about the following:

     -   costs relating to the development of products;

     - potential timing of obtaining regulatory approval for our products under development;

     -   market size estimates;

     -   healthcare reimbursement for procedures using our products;

     -   potential sales and expense levels;

     -   sufficiency of available resources to fund research and development;
         and

     -   anticipated cash outflow and losses.

         When used in this prospectus, the words "may," "will," "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements, but are not the exclusive expressions of forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, but not limited to:

     -   dependence on the commercial success of our approved products;

     -   inability to increase sales of our approved products;

     - difficulties in maintaining an effective sales and distribution network;

     - inability to train a sufficient number of surgeons to create demand for our products;

     -   difficulties in obtaining adequate third party reimbursement;

     -   lack of financial resources to adequately support operations;

     - difficulties in obtaining or maintaining regulatory approval for our products;

     - difficulties in maintaining commercial scale manufacturing capacity and capability;

     -   difficulties in operating in international markets;

     -   unanticipated cash requirements to support operations;

     -   inability to meet our obligations under a revenue sharing agreement;

     -   intellectual property infringement claims by others;

     -   lack of financial resources needed to respond to technological changes;

     -   increased competition;

     - acquisition of technologies or companies which could result in a dilution to our shareholders and a disruption of our business;

     -   the volatility of our stock price;

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

     -   the delisting of our stock;

     - the ownership of a large percentage of our voting stock by our executive officers and directors;

     -   inability to attract qualified personnel to market our products;

     -   technological changes;

     -   enactment of new legislation or administrative regulation;

     - application to our business of court decisions and regulatory interpretations;

     -   loss of key personnel;

     -   claims that exceed our insurance coverage; and

     - imposition of penalties for failure to comply with regulatory guidelines.

         In addition, other factors that could cause actual events or results to differ materially from those expressed or implied by forward-looking statements are addressed in the Risk Factors section of this prospectus. Our performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology, orthopaedic and medical device industries as well as the more specific risks discussed throughout this prospectus. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date made. Furthermore, we undertake no obligation to publicly update any forward-looking statements. We claim the protections afforded by the Private Securities Litigation Reform Act of 1995, as amended, for our forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of common stock offered under this prospectus.

                             SELLING SECURITY HOLDER

         The selling security holder identified in the following table, including its donees, transferees, pledgees or other successors-in-interest, are offering for sale 1,721,763 shares of common stock, all of which are issued and outstanding. We previously issued these shares in a private placement transaction in October 2001.

         The following table sets forth as of May 10, 2002 the number of shares beneficially owned by the selling security holder and provides by footnote reference any material relationship between Orthovita and the selling security holder, all of which is based upon information currently available to Orthovita. The percentage of ownership for the selling security holder disclosed in this table is based on 20,012,311 shares of common stock outstanding as of May 10, 2002. Both the number of shares listed as being offered by the selling security holder in the table and the holder's percentages of share ownership after the offering are based on the assumptions that all of the shares being offered are sold pursuant to this offering, and that no other shares of common stock are acquired or disposed of by the selling security holder prior to the termination of this offering. Because the selling security holder may sell all, some or none of its shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that the selling security holder will own upon completion of this offering.

         The selling security holder, including its donees, transferees, pledgees or other successors-in-interest, may offer their shares of common stock for sale from time to time at market prices prevailing at the time of sale or at negotiated prices.

-----------------------------------------------------------------------------------------------------------------------
    Name of Selling Security Holder          Beneficial Ownership of         Number of        Beneficial Ownership
                                          Selling Security Holder Prior       Shares          of Selling Security
                                                   to Offering               Offered          Holder After Offering
-----------------------------------------------------------------------------------------------------------------------
                                              Number        Percentage                        Number      Percentage
-----------------------------------------------------------------------------------------------------------------------
Paul Capital Royalty Acquisition Fund,         1,721,763           8.6%        1,721,763           0             0%
L.P. /(1)/
-----------------------------------------------------------------------------------------------------------------------
Total                                                                          1,721,763
-----------------------------------------------------------------------------------------------------------------------

--------------------

/(1)/ Based solely on information provided to us by Paul Royalty, Walter Flamenbaum, M.D. has voting and investment control over the shares owned by Paul Royalty. We have an obligation to pay Paul Royalty a percentage of revenues generated from certain sales of our products. See the risk factor under the heading, "If we fail to meet our obligations under a revenue sharing agreement with the selling security holder, we may be required to repurchase from the selling security holder its right to receive revenues on certain of our product sales, and the selling security holder could foreclose on certain assets that are essential to our operations" in the Risk Factor section of this prospectus..

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling security holder. Sales of shares may be made by selling security holder, including its donees, transferees, pledgees or other successors-in-interest, from time to time on the Nasdaq National Market, any other exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;
         - ordinary brokerage transactions and transactions in which the broker solicits purchases;
         -    through options, swaps or derivatives;
         -    in privately negotiated transactions;
         -    in making short sales or in transactions to cover short sales; and
         -    put or call option transactions relating to the shares.

         The selling security holder may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities.

         The selling security holder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holder. The selling security holder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

         The selling security holder and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. Orthovita has agreed to indemnify the selling security holder and the selling security holder has agreed to indemnify Orthovita against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         The selling security holder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to its sales in the market.

         The selling security holder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conform to the requirements of Rule 144.

         Upon being notified by the selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

     - the name of the selling security holder and of the participating broker-dealer(s);
     -   the number of shares involved;
     -   the initial price at which the shares were sold;
     - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     -   other facts material to the transactions.

     In addition, we will file a supplement to this prospectus when the selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

         Expenses Associated with Registration. We are paying all expenses and fees in connection with the registration of the shares. The selling security holder will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                  LEGAL MATTERS

         The legality of the common stock offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

         The financial statements of Orthovita, Inc. as of December 31, 2001 and December 31, 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference in this registration statement from the Annual Report on Form 10-K of Orthovita, Inc. have been audited by Arthur

Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission's web site at http://www.sec.gov.

         The Securities and Exchange Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

           . our annual report on Form 10-K for the year ended December 31, 2001, filed with the Commission on April 1, 2002;

           . the description of our common stock contained in our registration statement on Form 8-A12G filed under Section 12(g) of the Securities Exchange Act of 1934 with the Commission on June 24, 1998, including any amendment or reports filed for the purpose of updating such description; and

           . all other reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2001.

         To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

         We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

                            Orthovita, Inc.
                            45 Great Valley Parkway
                            Malvern, Pennsylvania 19034
                            (610) 640-1775
                            Attention: Joseph M. Paiva, Chief Financial Officer

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses in connection with the sale of the common stock being registered. None of the expenses listed below are being borne by the selling security holder. All amounts are estimated except the SEC registration fee.

SEC registration fee......................................               $288
Accounting fees and expenses..............................             $5,000
Legal fees and expenses...................................            $20,000
Printing expenses.........................................             $5,000
Miscellaneous.............................................               $500

     Total................................................            $30,788

ITEM 15.  Indemnification of Officers and Directors.

         Section 1741 of the Pennsylvania Business Corporation Law permits indemnification of directors, officers, employees, agents and controlling persons of a corporation who were involved in any threatened, pending or completed lawsuit by reason of the fact that they were representatives of the Registrant or served in another capacity for another entity at the Registrant's request. Under Section 1741, the Registrant may indemnify the indemnified party against expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the proceeding, except where such party engaged in willful misconduct or recklessness or where such indemnification has been determined to be unlawful. Such indemnification is mandatory to the extent the individual is successful on the merits of the matter. Article VIII of the Registrant's Amended and Restated Bylaws require the Registrant to indemnify directors and officers of the Registrant or any other authorized representative against expenses, judgments and any settlement amounts incurred in a third party proceeding brought by reason of the fact that the person is an authorized representative of the Registrant. The Bylaws also permit indemnification of expenses incurred by an authorized representative in connection with a proceeding brought in the name of the corporation. The Bylaws further specify procedures for indemnification.
Section 1741 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

ITEM 16.  Exhibits.
Exhibit                                                   Exhibit
Number                                                     Title
------                                                    -------
3.1 The Registrant's Amended and Restated Articles of Incorporation, as filed with the Pennsylvania Secretary of State on May 28, 1998 (2)
3.2                The Registrant's Amended and Restated Bylaws, as adopted on
                   May 27, 1998 (2)
4.1                Specimen of Common Stock certificate of the Company (3)
4.2 Stock Purchase Agreement dated as of October 16, 2001 between the Registrant and Paul Capital Royalty Acquisition Fund, L.P. (4)

4.2 Amendment to Revenue Interests Assignment Agreement and Stock Purchase Agreement dated as of March 22, 2002 between the Registrant and Paul Capital Royalty Acquisition Fund, L.P. (certain portions of this exhibit have been omitted and were filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment) (6)
5.1                Opinion of Morgan, Lewis & Bockius LLP (1)
10.1 Revenue Interests Assignment Agreement dated as of October 16, 2001 among the Registrant, Vita
                   Special Purpose Corp. and Paul Capital Royalty Acquisition Fund, L.P. (5)
23.1               Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
                   5.1) (1)
23.2 Consent of Arthur Andersen LLP, independent public accountants (1)
24.3 Power of Attorney (included on the signature page of this registration statement) (1)

--------------------------------------------------------------------------------

(1)      Filed herewith.
(2) Filed as an Exhibit to Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (File No. 333-51689) filed with the SEC on June 12, 1998 and incorporated herein by reference.
(3) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.
(4) Filed as an Exhibit to the Registrant's Current Report on Form 8-K filed with the SEC on November 13, 2001 and incorporated herein by reference.
(5) Filed as an Exhibit to Amendment No. 1 to the Registrant's Current Report on Form 8-K filed with the SEC on November 27, 2001 and incorporated herein by reference.
(6) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference.

ITEM 17.  Undertakings.

The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by (a) and (b) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the new securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filings on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     ORTHOVITA, INC.
                                     (Registrant)

Malvern, Pennsylvania
Dated:  May 15, 2002
                                     By: /s/ Antony Koblish
                                         ---------------------------------------
                                         Antony Koblish
                                         President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Antony Koblish and Joseph M. Paiva, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

       Signature                                     Title                            Date
       ---------                                     -----                            ----
/s/ Antony Koblish                       President and Chief Executive             May 15, 2002
------------------                       Officer (principal executive officer)
Antony Koblish

 /s/ Joseph M. Paiva                     Vice President and Chief Financial        May 15, 2002
-------------------                      Officer (principal financial and
Joseph M. Paiva                          accounting officer)

/s/ David S. Joseph                      Chairman of the Board                     May 15, 2002
-------------------
David S. Joseph

/s/ Paul Ducheyne, Ph.D.                 Director                                  May 15, 2002
------------------------
Paul Ducheyne, Ph.D.

/s/ James Garvey                         Director                                  May 15, 2002
----------------
James Garvey

/s/ Jos B. Peeters                       Director                                  May 15, 2002
------------------
Jos B. Peeters, Ph.D.

/s/ Morris Cheston, Jr.                  Director                                  May 15, 2002
-----------------------
Morris Cheston, Jr.

/s/ Robert M. Levande                    Director                                  May 15, 2002
-----------------------
Robert M. Levande